Exhibit 99.1

                                                           FOR IMMEDIATE RELEASE

            CARNIVAL CORPORATION & PLC REPORTS FIRST QUARTER EARNINGS

      MIAMI (March 23, 2006) - Carnival Corporation & plc (NYSE/LSE:  CCL; NYSE:
CUK) reported net income of $280 million, or $0.34 diluted EPS, on revenues of $2.46 billion for its first quarter ended February 28, 2006. First quarter 2006 earnings were reduced by approximately $0.02 per share due to a non-cruise investment write-down and a litigation reserve. Net income for the first quarter of 2005 was $345 million, or $0.42 diluted EPS, on revenues of $2.40 billion.

      Commenting on the first quarter results, Carnival Corporation & plc Chairman and CEO Micky Arison said that the company's performance was in line with previous guidance. "As expected, the company experienced $82 million in higher fuel costs due to a 63 percent increase in fuel prices," Arison said. "Excluding these significantly higher fuel costs, the company performed well during the quarter, with net revenue yield (net revenue per available lower berth day) growth outpacing increases in unit operating costs."

      First quarter 2006 revenues increased approximately 3 percent, in line with the company's capacity growth during the quarter. Net revenue yields for the first quarter of 2006 increased 1.2 percent compared to the prior year. Net revenue yields as measured on a local currency basis ("constant dollar basis"), which the company believes better reflects revenue performance, increased 3.3 percent over the same period last year. The strengthening of the U.S. dollar against the euro and sterling compared to 2005 had a significant impact on reported yields and costs because a considerable portion of the company's business is transacted in those European currencies. Gross revenue yields decreased 0.4 percent.

      Net cruise costs per available lower berth day ("ALBD") for the first quarter of 2006 increased 5.9 percent compared to the same period last year primarily due to significantly higher fuel costs. On a constant dollar basis, net cruise costs per ALBD increased 8.4 percent from the same period last year. Excluding fuel costs, the company's 2006 first quarter net cruise costs per ALBD increased 2.1 percent compared to last year on a constant dollar basis, primarily due to the timing of expenditures between quarters. Gross cruise costs per ALBD increased 2.3 percent.

      During the 2006 first quarter, Holland America Line introduced into service the 1,918-passenger Noordam, which is currently operating a program of 10- and 11-day Caribbean cruises from New York, which will be followed by a summer program of 10-day Mediterranean cruises from Rome (Civitavecchia).

      Earlier this month, the company announced that it will launch a new Asian cruise initiative with Costa Cruises' 800-passenger Costa Allegra operating five-day voyages from Shanghai, the People's Republic of China, marketed exclusively to Chinese guests beginning July 3, 2006. This marks the first time that a large international cruise company has been licensed by the Chinese government to embark its citizens from Chinese ports. These cruises represent a first step in the company's Asian initiative and are expected to serve as a platform for future expansion into other areas of Asia.

Outlook for the Remainder of 2006

      Discussing the forward outlook, Arison noted that the company entered this year's wave season with advance booking levels that were ahead of the same time in the prior year in terms of both occupancy and price. The wave season got off to a solid start in January, with the number of bookings and pricing slightly above comparable 2005 levels. However, since February, the number of bookings and pricing has been slightly below prior year levels. As of March 20, 2006, the company's cumulative advance bookings for the last nine months of 2006 are in a solid position with both occupancy and pricing up slightly over comparable levels last year.

      "Although this year's wave season may not have been as protracted as the 2005 wave, our bookings for the year are in good shape and we expect to see positive yield growth for the year," Arison said.

      Based on current internal forecasts, the company expects net revenue yields for the last nine months of 2006 to increase 1 to 2 percent (2 to 3 percent on a constant dollar basis), compared to last year. Net cruise costs are expected to be flat to down slightly (flat to up slightly on a constant dollar basis), compared to last year. The company's cost guidance for fuel is based on recent forward prices for fuel of $336 per metric ton for the balance of the year, which is 20 percent higher than average prices for the last nine months of 2005. Although fuel prices are expected to be higher than 2005 levels, fuel comparisons moderate throughout the balance of 2006. Excluding fuel, the company expects net cruise costs per ALBD to be down 2 to 3 percent on a constant dollar basis.

      Based on these estimates, the company expects that diluted earnings per share for the full year 2006 will be approximately $2.90 to $3.00. This guidance is based on currency exchange rates of $1.19 to the euro and $1.75 to sterling.

      For the second quarter of 2006, the company expects net revenue yields to be flat to up slightly (up 2 to 3 percent on a constant dollar basis), compared to last year. Net cruise costs per ALBD are expected to be up 2 to 3 percent (up 4 to 5 percent on a constant dollar basis), compared to last year. The increased costs are all attributable to the higher fuel price estimates, which, if realized, will cost the company approximately $60 million in the second quarter, based on recent forward prices for fuel of $331 per metric ton for the second quarter, which is 33 percent higher than the average price for the second quarter of 2005. Excluding fuel, the company's cost guidance for the second quarter of 2006 is for net cruise costs per ALBD to be flat to down slightly, on a constant dollar basis. Based on these estimates, the company expects diluted earnings per share for the second quarter of 2006 to be approximately $0.48 to $0.50.

      Carnival has scheduled a conference call with analysts at 10 a.m. EST (15.00 London time) today to discuss its 2006 first quarter earnings. This call can be listened to live, and additional information can be obtained, via Carnival Corporation & plc's Web site at www.carnivalcorp.com and www.carnivalplc.com.

      Carnival Corporation & plc is the largest cruise vacation group in the world, with a portfolio of 12 cruise brands in North America, Europe and Australia, comprised of Carnival Cruise Lines, Holland America Line, Princess Cruises, Seabourn Cruise Line, Windstar Cruises, AIDA Cruises, Costa Cruises, Cunard Line, Ocean Village, P&O Cruises, Swan Hellenic, and P&O Cruises Australia.

      Together, these brands operate 80 ships totaling approximately 139,000 lower berths with 15 new ships scheduled to enter service between June 2006 and fall 2009. Carnival Corporation & plc also operates the leading tour companies in Alaska and the Canadian Yukon, Holland America Tours and Princess Tours. Traded on both the New York and London Stock Exchanges, Carnival Corporation & plc is the only group in the world to be included in both the S&P 500 and the FTSE 100 indices.

 ******************************************************************************

Cautionary note concerning factors that may affect future results

Some of the statements contained in this earnings release are "forward-looking statements" that involve risks, uncertainties and assumptions with respect to Carnival Corporation & plc, including some statements concerning future results, outlook, plans, goals and other events which have not yet occurred. These statements are intended to qualify for the safe harbors from liability provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can find many, but not all, of these statements by looking for words like "will," "may," "believes," "expects," "anticipates," "forecast," "future," "intends," "plans," and "estimates" and for similar expressions. Because forward-looking statements involve risks and uncertainties, there are many factors that could cause Carnival Corporation & plc's actual results, performance or achievements to differ materially from those expressed or implied in this earnings release. Forward-looking statements include those statements which may impact the forecasting of earnings per share, net revenue yields, booking levels, pricing, occupancy, operating, financing and/or tax costs, fuel costs, costs per ALBD, estimates of ship depreciable lives and residual values, outlook or business prospects. These factors include, but are not limited to, the following: risks associated with the DLC structure, including the uncertainty of its tax status; general economic and business conditions, which may impact levels of disposable income of consumers and the net revenue yields for cruise brands of Carnival Corporation & plc; conditions in the cruise and land-based vacation industries, including competition from other cruise ship operators and providers of other vacation alternatives and increases in capacity offered by cruise ship and land-based vacation alternatives; risks associated with operating internationally; the implementation of U.S. regulations requiring U.S. citizens to obtain passports for travel to or from additional foreign destinations; the international political and economic climate, armed conflicts, terrorist attacks and threats thereof, availability of air service, other world events and adverse publicity, and their impact on the demand for cruises; accidents and other incidents affecting the health, safety, security and vacation satisfaction of passengers, including machinery and equipment failures, which could cause the alteration of itineraries or cancellation of a cruise or a series of cruises and the impact of the spread of contagious diseases; changing consumer preferences, which may, among other things, adversely impact the demand for cruises; the ability of Carnival Corporation & plc to implement its shipbuilding programs and brand strategies and to continue to expand its business worldwide; the ability of Carnival Corporation & plc to attract and retain qualified shipboard crew and maintain good relations with employee unions; the ability to obtain financing on terms that are favorable or consistent with Carnival Corporation & plc's expectations; the impact of changes in operating and financing costs, including changes in foreign currency exchange rates and interest rates and fuel, food, payroll, insurance and security costs; the impact of pending or threatened litigation; changes in the environmental, health, safety, security, tax and other regulatory regimes under which Carnival Corporation & plc operates; continued availability of attractive port destinations; the ability to successfully implement cost reduction plans; continuing financial viability of Carnival Corporation & plc's travel agent distribution system and air service providers; and unusual weather patterns or natural disasters, such as hurricanes and earthquakes.

Forward-looking statements should not be relied upon as a prediction of actual results. Subject to any continuing obligations under applicable law or any relevant listing rules, Carnival Corporation & plc expressly disclaims any obligation to disseminate, after the date of this release, any updates or revisions to any such forward-looking statements to reflect any change in expectations or events, conditions or circumstances on which any such statements are based.

MEDIA CONTACTS                             INVESTOR RELATIONS CONTACT
US                                         US/UK
Carnival Corporation & plc                 Carnival Corporation & plc
Tim Gallagher                              Beth Roberts
1 305 599 2600, ext. 16000                 1 305 406 4832

UK
Brunswick Group
Sophie Fitton/Sarah Lindgreen
44 (0) 20 7404 5959

2006 First Quarter Earnings -

                           CARNIVAL CORPORATION & PLC
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                        Three Months Ended February 28,
                                                        -------------------------------
                                                           2006                2005
                                                           ----                ----
                                                      (in millions, except per share data)
Revenues
     Cruise
         Passenger tickets                                $ 1,908             $ 1,841
         Onboard and other                                    542                 546
     Other                                                     11                   9
                                                          -------             -------
                                                            2,461               2,396
                                                          -------             -------
Costs and Expenses
     Operating
          Cruise
               Commissions, transportation and other          412                 431
               Onboard and other                               98                  96
               Payroll and related                            276                 274
               Food                                           153                 154
               Fuel                                           215                 133
               Other ship operating                           320                 324
          Other                                                13                  11
                                                          -------             -------
          Total                                             1,487               1,423
     Selling and administrative                               365                 334
     Depreciation and amortization                            232                 221
                                                          -------             -------
                                                            2,084               1,978
                                                          -------             -------
Operating Income                                              377                 418
                                                          -------             -------

Nonoperating (Expense) Income
     Interest income                                            7                   3
     Interest expense, net of capitalized interest            (76)                (86)
     Other (expense) income, net                              (14)(1)(2)            7(3)
                                                          -------             -------
                                                              (83)                (76)
                                                          -------             -------

Income Before Income Taxes                                    294                 342

Income Tax (Expense) Benefit, Net                             (14)                  3
                                                          -------             -------

Net Income                                                $   280             $   345
                                                          =======             =======

Earnings Per Share
    Basic                                                 $  0.35             $  0.43
                                                          =======             =======
    Diluted                                               $  0.34             $  0.42
                                                          =======             =======

Dividends Per Share                                       $  0.25             $  0.15
                                                          =======             =======

Weighted-Average Shares Outstanding - Basic                   809                 805
                                                          =======             =======
Weighted-Average Shares Outstanding - Diluted                 838                 855
                                                          =======             =======

(1)   Includes a $10 million expense for a non-cruise investment write-down.

(2)   Includes a $5 million expense for a litigation reserve.

(3)   Includes a $7 million gain from the settlement of litigation.

2006 First Quarter Earnings -

                           CARNIVAL CORPORATION & PLC
                  SELECTED STATISTICAL AND SEGMENT INFORMATION

                                                      Three Months Ended February 28,
                                                      -------------------------------
                                                        2006                  2005
                                                        ----                  ----
                                               (in millions, except statistical information)
STATISTICAL INFORMATION
      Passengers carried (1)                           1,522,736             1,618,873
      Available lower berth days (2)                  11,936,438            11,586,444
      Occupancy percentage (3)                             104.2%                103.8%
      Fuel cost per metric ton                      $        319          $        196

SEGMENT INFORMATION
      Revenues
          Cruise                                    $      2,450          $      2,387
          Other                                               16                    12
          Intersegment elimination                            (5)                   (3)
                                                    ------------          ------------
                                                    $      2,461          $      2,396
                                                    ============          ============

      Operating expenses
          Cruise                                    $      1,474          $      1,412
          Other                                               18                    14
          Intersegment elimination                            (5)                   (3)
                                                    ------------          ------------
                                                    $      1,487          $      1,423
                                                    ============          ============

      Selling and administrative expenses
          Cruise                                    $        353          $        322
          Other                                               12                    12
                                                    ------------          ------------
                                                    $        365          $        334
                                                    ============          ============

      Depreciation and amortization
          Cruise                                    $        224          $        213
          Other                                                8                     8
                                                    ------------          ------------
                                                    $        232          $        221
                                                    ============          ============

      Operating income (loss)
          Cruise                                    $        399          $        440
          Other                                              (22)                  (22)
                                                    ------------          ------------
                                                    $        377          $        418
                                                    ============          ============

(1) Passengers carried in 2006 are less than 2005 because 2006 does not include any passengers for the three ships chartered to the Military Sealift Command ("MSC") in connection with the Hurricane Katrina relief efforts.

(2) Available lower berth days is the standard measure of passenger capacity for the period, including the three ships chartered to the MSC. It assumes that each cabin we offer for sale accommodates two passengers. ALBDs are computed by multiplying passenger capacity by revenue-producing ship operating days in the period.

(3) Occupancy percentage includes the three ships chartered to the MSC at 100% occupancy.

2006 First Quarter Earnings -

                           CARNIVAL CORPORATION & PLC
                    GAAP TO NON-GAAP RECONCILING INFORMATION

Gross and net revenue yields were computed by dividing the gross or net revenues, without rounding, by ALBDs as follows:

                                                             Three Months Ended February 28,
                                                             -------------------------------
                                                                 2006               2005
                                                                 ----               ----
                                                        (in millions, except ALBDs and yields)
      Cruise revenues
          Passenger tickets                                  $      1,908       $      1,841
          Onboard and other                                           542                546
                                                             ------------       ------------
      Gross cruise revenues                                         2,450              2,387
      Less cruise costs
          Commissions, transportation and other                      (412)              (431)
          Onboard and other                                           (98)               (96)
                                                             ------------       ------------
      Net cruise revenues (1)                                $      1,940       $      1,860
                                                             ============       ============

      ALBDs                                                    11,936,438         11,586,444
                                                             ============       ============

      Gross revenue yields (1)                               $     205.28       $     206.07
                                                             ============       ============

      Net revenue yields (1)                                 $     162.50       $     160.59
                                                             ============       ============

Gross and net cruise costs per ALBD were computed by dividing the gross or net cruise costs, without rounding, by ALBDs as follows:

                                                             Three Months Ended February 28,
                                                             -------------------------------
                                                                 2006               2005
                                                                 ----               ----
                                                      (in millions, except ALBDs and costs per ALBD)
      Cruise operating expenses                              $      1,474       $      1,412
      Cruise selling and administrative expenses                      353                322
                                                             ------------       ------------
      Gross cruise costs                                            1,827              1,734
      Less cruise costs included in net cruise revenues
          Commissions, transportation and other                      (412)              (431)
          Onboard and other                                           (98)               (96)
                                                             ------------       ------------
      Net cruise costs (1)                                   $      1,317       $      1,207
                                                             ============       ============

      ALBDs                                                    11,936,438         11,586,444
                                                             ============       ============

      Gross cruise costs per ALBD (1)                        $     153.00       $     149.62
                                                             ============       ============

      Net cruise costs per ALBD (1)                          $     110.23       $     104.13
                                                             ============       ============

2006 First Quarter Earnings -

                NOTE TO GAAP TO NON-GAAP RECONCILING INFORMATION

(1) We use net cruise revenues per ALBD ("net revenue yields") and net cruise costs per ALBD as significant non-GAAP financial measures of our cruise segment financial performance. We believe that net revenue yields are commonly used in the cruise industry to measure a company's cruise segment revenue performance. This measure is also used for revenue management purposes. In calculating net revenue yields, we use "net cruise revenues" rather than "gross cruise revenues." We believe that net cruise revenues is a more meaningful measure in determining revenue yield than gross cruise revenues because it reflects the cruise revenues earned by us net of our most significant variable costs, which are travel agent commissions, cost of air transportation and certain other variable direct costs associated with onboard revenues. Substantially all of our remaining cruise costs are largely fixed once our ship capacity levels have been determined, except for the impact of changing prices.

      Net cruise costs per ALBD is the most significant measure we use to monitor our ability to control our cruise segment costs rather than gross cruise costs per ALBD. In calculating net cruise costs, we exclude the same variable costs that are included in the calculation of net cruise revenues. This is done to avoid duplicating these variable costs in these two non-GAAP financial measures.

      We have not provided estimates of future gross revenue yields or future gross cruise costs per ALBD because the reconciliations of forecasted net cruise revenues to forecasted gross cruise revenues or forecasted net cruise costs to forecasted cruise operating expenses would require us to forecast, with reasonable accuracy, the amount of air and other transportation costs that our forecasted cruise passengers would elect to purchase from us (the "air/sea mix"). Since the forecasting of future air/sea mix involves several significant variables that are relatively difficult to forecast and the revenues from the sale of air and other transportation approximate the costs of providing that transportation, management focuses primarily on forecasts of net cruise revenues and costs rather than gross cruise revenues and costs. This does not impact, in any material respect, our ability to forecast our future results, as any variation in the air/sea mix has no material impact on our forecasted net cruise revenues or forecasted net cruise costs. As such, management does not believe that this reconciling information would be meaningful.

      We also monitor these two non-GAAP financial measures assuming the 2006 currency exchange rates have remained constant with the 2005 comparable period rates, or on a "constant dollar basis," in order to remove the impact of changes in exchange rates on our non-U.S. dollar cruise operations. We believe that this is a useful measure indicating the actual growth of our operations in a fluctuating exchange rate environment. On a constant dollar basis, the net cruise revenues and net cruise costs would be $1.98 billion and $1.35 billion for the three months ended February 28, 2006, respectively. On a constant dollar basis, the gross cruise revenues and gross cruise costs would be $2.51 billion and 1.88 billion for the three months ended February 28, 2006, respectively. In addition, our non-U.S. cruise operations' depreciation and net interest expense were impacted by changes in exchange rates for the three months ended February 28, 2006 compared to February 28, 2005.

                                       ###